Exhibit (a)(1)(i)

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

51 Madison Avenue

New York, NY 10001

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL

INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

THIS IS SIMPLY A NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

June 19, 2015

Dear Shareholder:

This letter serves to inform you of important dates relating to a repurchase offer by Private Advisors Alternative Strategies Master Fund (“Fund”). If you are not interested in tendering your shares of beneficial interest in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

Please note that, because certain of the Shares that are subject to this offer have been outstanding for less than 12 months, the sale of your Shares pursuant to this offer may be subject to a 5.0% “early repurchase fee,” which will reduce your proceeds by 5.0%. In addition, the sale of your Shares may be subject to income and transfer taxes.

The tender offer period will begin on June 19, 2015 and end at 11:59 p.m., Eastern Time, on July 22, 2015. The purpose of the tender offer is to provide liquidity to shareholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell all or any portion of your Shares at this time.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail or fax to the Fund’s administrator:

State Street Bank and Trust Company

Attn: Transfer Agent,

Private Advisors Alternative Strategies Master Fund

Box 5493

Mail Code CPH0255

Boston, MA 02206

Fax: (617) 956-0437

All tenders of Shares must be received in good order by the Fund’s administrator by 11:59 p.m., Eastern Time, on July 22, 2015.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (888) 207-6176.

Sincerely,

Private Advisors Alternative Strategies Master Fund